Exhibit 99.2

ManTech Announces Acquisition of 7Delta, Inc.

Acquisition Will Expand ManTech’s Healthcare IT Business to Department of Veterans Affairs

FAIRFAX, Va., April 30, 2014 (GLOBE NEWSWIRE) — ManTech International Corporation (Nasdaq:MANT) has signed a definitive agreement to acquire 7Delta, Inc., a progressive company providing leading edge technology management solutions to the civilian and defense sectors of the U.S. government.

Headquartered in Columbia, Maryland, and founded in 2005, 7Delta is a privately held company performing critical services such as applications and software development, program management, systems integration, information assurance, and security architecture primarily within the healthcare community at the Department of Veterans Affairs (VA). 7Delta will become part of ManTech’s Mission Solutions & Services Group, led by Daniel J. Keefe.

The acquisition will enable ManTech to deliver services through 7Delta’s prime position on the VA’s Transformation Twenty-One Total Technology (T4) program. The T4 program is a 5-year indefinite delivery, indefinite quantity (IDIQ) contract awarded by the VA Technology Acquisition Center (TAC) to help the VA transform its information technology (IT) programs. 7Delta has been awarded more T4 task orders than any other T4 prime contractor.

“ManTech made a strategic commitment to the healthcare IT market, and upon completion of this acquisition, we will have strong capability and presence across the entire spectrum of federal healthcare, including the VA, DoD, and Health and Human Services,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “As one of the largest healthcare IT contractors for the VA, 7Delta is a perfect fit for ManTech. Integrating the strengths of 7Delta and ManTech will create an innovative leader in federal healthcare IT that is best able to modernize and integrate the electronic health record systems of the VA and DoD.”

“Joining with ManTech enables us to meet our mission of providing better lifetime healthcare to veterans,” said Mike Sawyers, president and chief executive officer of 7Delta. “ManTech shares the commitment to customer satisfaction and dedication to the workforce that have been instrumental to 7Delta’s growth.”

The acquisition is subject to certain closing conditions and approvals and is expected to be completed in May 2014. ManTech will fund the acquisition primarily from cash on hand with additional funding from its existing line of credit. The company expects 7Delta to contribute solid growth and operating margins and be accretive to ManTech’s earnings per share in 2014.

About ManTech International Corporation

ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the Departments of Defense, State, Homeland Security, Energy and Justice, including the Federal Bureau of Investigation (FBI); the healthcare and space communities; and other U.S. federal government customers. We provide support to critical national security programs for approximately 50 federal agencies through over 1,000 current contracts. Our services include the following solution sets that are aligned with the long-term needs of our customers: cyber security; information technology (IT) modernization and sustainment; intelligence/counter-intelligence solutions and support; systems engineering; healthcare analytics and IT; test and evaluation; command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) solutions and services; environmental, range and sustainability services; training services; and global logistics support. We support major national missions, such as military readiness and wellness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” or “estimate,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: adverse changes or delays in U.S. government spending for programs we support due to cost cutting and efficiency initiatives, changing mission priorities and other federal budget constraints generally; uncertainty regarding the timing and nature of government action to complete the budget and appropriations process, continue federal government operations and otherwise address budgetary constraints, or other factors; failure to compete effectively for new contract awards or to retain existing U.S. government contracts; failure to obtain option awards, task orders or funding under contracts; delays in the competitive bidding process caused by competitors’ protests of contract awards received by us or other factors; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to successfully identify and execute future acquisitions; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; non-compliance with, or adverse changes in, complex U.S. government procurement laws, regulations or processes; failure to maintain strong relationships with other contractors; adverse results of U.S. government audits or other investigations of our government contracts; disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or service failures (including as a result of cyber or other security threats) or employee or subcontractor misconduct; and adverse changes in our financing arrangements, such as increases in interest rates and restrictions imposed by our outstanding indebtedness, including the ability to meet financial covenants, or inability to obtain new or additional financing. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 21, 2014, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

ManTech-F

ManTech International Corporation

Lynn Davis, 703-259-3636

lynn.davis@mantech.com